Exhibit (a)(5)(E)

Daniel Sadeh, Esq.

HALPER SADEH LLP

667 Madison Avenue, 5th Floor

New York, NY 10065

Telephone: (212) 763-0060

Facsimile: (646) 776-2600

Email: sadeh@halpersadeh.com

Counsel for Plaintiff

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF NEW YORK

LEROY BERRY, JR.,	Case No:

Plaintiff,

v.	JURY TRIAL DEMANDED

CERNER CORPORATION, DAVID
FEINBERG, WILLIAM D. ZOLLARS,
GERALD E. BISBEE, JR., MITCHELL E.
DANIELS, JR., JULIE L. GERBERDING,
ELDER GRANGER, JOHN GREISCH,
MELINDA J. MOUNT, GEORGE A.
RIEDEL, and R. HALSEY WISE,

Defendants.

COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS

Plaintiff Leroy Berry, Jr. (“Plaintiff”), by Plaintiff’s undersigned attorneys, for Plaintiff’s complaint against Defendants (defined below), alleges the following based upon personal knowledge as to Plaintiff and Plaintiff’s own acts, and upon information and belief as to all other matters, based upon, inter alia, the investigation conducted by and through Plaintiff’s attorneys.

NATURE OF THE ACTION

1. This is an action against Cerner Corporation (“Cerner” or the “Company”) and its Board of Directors (the “Board” or the “Individual Defendants”) for their violations of Sections 14(e), 14(d)(4), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(e), 78n(d)(4), and 78t(a), and Rule 14d-9 promulgated thereunder by the SEC, 17 C.F.R. § 240.14d-9, in connection with the proposed acquisition (the “Proposed Transaction”) of Cerner by Oracle Corporation (“Oracle”).

JURISDICTION AND VENUE

2. The claims asserted herein arise under and pursuant to Sections 14(e), 14(d)(4), and 20(a) of the Exchange Act (15 U.S.C. §§ 78n(e), 78n(d)(4), and 78t(a)) and Rule 14d-9 promulgated thereunder by the SEC (17 C.F.R. § 240.14d-9).

3. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. § 1331, and Section 27 of the Exchange Act, 15 U.S.C. § 78aa.

4. Venue is proper in this District pursuant to 28 U.S.C. § 1391(b) and Section 27 of the Exchange Act (15 U.S.C. § 78aa(c)) as a substantial portion of the transactions and wrongs complained of herein had an effect in this District, the alleged misstatements entered and the subsequent damages occurred in this District, and the Company conducts business in New York City.

5. In connection with the acts, conduct and other wrongs alleged in this complaint, Defendants, directly or indirectly, used the means and instrumentalities of interstate commerce, including but not limited to, the United States mails, interstate telephone communications and the facilities of the national securities exchange.

PARTIES

6. Plaintiff is, and has been at all relevant times hereto, an owner of Cerner common stock.

7. Defendant Cerner, together with its subsidiaries, provides health care information technology solutions and tech-enabled services in the United States and internationally. The Company is incorporated in Delaware. The Company’s common stock trades on the NASDAQ under the ticker symbol, “CERN.”

8. Defendant William D. Zollars (“Zollars”) is Chairman of the Board of the Company.

9. Defendant David Feinberg (“Feinberg”) is President, Chief Executive Officer, and a director of the Company.

10. Defendant Gerald E. Bisbee, Jr. (“Bisbee”) is a director of the Company.

11. Defendant Mitchell E. Daniels, Jr. (“Daniels”) is a director of the Company.

12. Defendant Julie L. Gerberding (“Gerberding”) is a director of the Company.

13. Defendant Elder Granger (“Granger”) is a director of the Company.

14. Defendant John Greisch (“Greisch”) is a director of the Company.

15. Defendant Melinda J. Mount (“Mount”) is a director of the Company.

16. Defendant George A. Riedel (“Riedel”) is a director of the Company.

17. Defendant R. Halsey Wise (“Wise”) is a director of the Company.

18. Defendants Zollars, Feinberg, Bisbee, Daniels, Gerberding, Granger, Greisch, Mount, Riedel, and Wise are collectively referred to herein as the “Individual Defendants.”

19. Defendants Cerner and the Individual Defendants are collectively referred to herein as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

A.	The Proposed Transaction

20. On December 20, 2021, Cerner and Oracle announced an agreement for Oracle to acquire Cerner through an all-cash tender offer for $95.00 per share. The press release announcing the Proposed Transaction states, in pertinent part:

Oracle Buys Cerner

NEWS PROVIDED BY

Oracle

Dec 20, 2021, 09:37 ET

AUSTIN, Texas and KANSAS CITY, Mo., Dec. 20, 2021 /PRNewswire/ — Oracle Corporation (NYSE: ORCL) and Cerner Corporation today jointly announced an agreement for Oracle to acquire Cerner through an all-cash tender offer for $95.00 per share, or approximately $28.3 billion in equity value. Cerner is a leading provider of digital information systems used within hospitals and health systems to enable medical professionals to deliver better healthcare to individual patients and communities.

*     *     *

About Oracle

Oracle offers integrated suites of applications plus secure, autonomous infrastructure in the Oracle Cloud. For more information about Oracle (NYSE: ORCL), please visit us at www.oracle.com.

About Cerner

Cerner’s health technologies connect people and information systems at thousands of contracted provider facilities worldwide dedicated to creating smarter and better care for individuals and communities. Recognized globally for innovation, Cerner assists clinicians in making care decisions and assists organizations in managing the health of their populations. The company also offers a connected clinical and financial ecosystem to help manage day-to-day revenue functions, as well as a wide range of services to support clinical, financial and operational needs, focused on people. For more information, visit Cerner.com.

21. On January 19, 2022, Defendants caused to be filed with the SEC a Schedule 14D- 9 Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act (the “Solicitation Statement”) in connection with the Proposed Transaction.

B.	The Solicitation Statement Contains Materially False and Misleading Statements and Omissions

22. The Solicitation Statement, which recommends that Cerner shareholders tender their shares in connection with the Proposed Transaction, omits and/or misrepresents material information concerning: (i) Cerner’s financial projections; (ii) the financial analyses performed by the Company’s financial advisors, Goldman Sachs & Co. LLC (“Goldman”) and Centerview Partners LLC (“Centerview”), in connection with their fairness opinions; and (iii) potential conflicts of interest involving Centerview.

23. The omission of the material information (referenced below) renders the following sections of the Solicitation Statement false and misleading, among others: (i) Recommendation of the Cerner Board; (ii) Reasons for the Recommendation of the Cerner Board; (iii) Opinions of Cerner’s Financial Advisors; and (iv) Certain Prospective Financial Information about Cerner.

24. The tender offer in connection with the Proposed Transaction is set to expire at 12:00 midnight, Eastern Time, at the end of the day on February 15, 2022 (the “Expiration Date”). It is imperative that the material information that was omitted from the Solicitation Statement be disclosed to the Company’s shareholders prior to the Expiration Date to enable them to make an informed decision as to whether to tender their shares. Plaintiff may seek to enjoin Defendants from closing the tender offer or the Proposed Transaction unless and until the material misstatements and omissions (referenced below) are remedied. In the event the Proposed Transaction is consummated, Plaintiff may seek to recover damages resulting from Defendants’ misconduct.

1.	Material Omissions Concerning Cerner’s Financial Projections

25. The Solicitation Statement omits material information concerning Cerner’s financial projections.

26. With respect to the Company’s financial projections, the Solicitation Statement fails to disclose: (1) all line items underlying the Company’s financial projections; (2) the Company’s net income projections; and (3) a reconciliation of all non-GAAP to GAAP metrics.

27. The disclosure of this information is material because it would provide the Company’s shareholders with a basis to project the future financial performance of the Company and would allow shareholders to better understand the financial analyses performed by the Company’s financial advisors in support of their fairness opinions. Shareholders cannot hope to replicate management’s inside view of the future prospects of the Company. Without such information, which is uniquely possessed by Defendant(s) and the Company’s financial advisors, the Company’s shareholders are unable to determine how much weight, if any, to place on the Company’s financial advisors’ fairness opinions in determining whether to tender their shares in connection Proposed Transaction.

28. When a company discloses non-GAAP financial metrics in a Solicitation Statement that were relied upon by its board of directors in recommending that shareholders exercise their corporate suffrage rights in a particular manner, the company must also disclose, pursuant to SEC Regulation G, all projections and information necessary to make the non-GAAP metrics not misleading, and must provide a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial metrics disclosed or released with the most comparable financial metrics calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.1

29. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s shareholders.

1 Mary Jo White, Keynote Address, International Corporate Governance Network Annual Conference: Focusing the Lens of Disclosure to Set the Path Forward on Board Diversity, Non-GAAP, and Sustainability (June 27, 2016), https://www.sec.gov/news/speech/chair-white-icgn-speech.html (footnotes omitted) (last visited Jan. 24, 2022) (“And last month, the staff issued guidance addressing a number of troublesome practices which can make non-GAAP disclosures misleading: the lack of equal or greater prominence for GAAP measures; exclusion of normal, recurring cash operating expenses; individually tailored non-GAAP revenues; lack of consistency; cherry-picking; and the use of cash per share data. I strongly urge companies to carefully consider this guidance and revisit their approach to non-GAAP disclosures.”).

2.	Material Omissions Concerning the Financial Advisors’ Analyses

30. In connection with the Proposed Transaction, the Solicitation Statement omits material information concerning analyses performed by Goldman and Centerview.

31. The valuation methods, underlying assumptions, and key inputs used by Goldman and Centerview in rendering their purported fairness opinions must be fairly disclosed to the Company’s shareholders. The description of Goldman’s and Centerview’s fairness opinions and analyses, however, fail to include key inputs and assumptions underlying those analyses.

32. Without the information described below, the Company’s shareholders are unable to fully understand Goldman’s and Centerview’s fairness opinions and analyses, and are thus unable to determine how much weight, if any, to place on them in determining whether to tender their shares in connection with the Proposed Transaction. This omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s shareholders.

A.	Goldman’s Analyses

33. The Solicitation Statement fails to disclose the following concerning Goldman’s “Illustrative Discounted Cash Flow Analysis”: (1) the individual inputs and assumptions underlying the (i) discount rates ranging from 6.25% to 7.75%, (ii) perpetuity growth rates ranging from 1.75% to 2.5%, and (iii) exit terminal year LTM EBITDA multiples ranging from 8.4x to 13.6x; (2) the terminal values for Cerner; (3) Cerner’s net debt as of November 30, 2021; and (4) the total number of the Company’s fully diluted shares as of December 16, 2021.

34. The Solicitation Statement fails to disclose the following concerning Goldman’s “Selected Precedent Transactions Analysis”: (1) the closing date of each transaction; and (2) the value of each transaction.

35. With respect to Goldman’s “Premia Paid Analysis,” the Solicitation Statement fails to disclose each transaction and the individual premiums paid therein.

B.	Centerview’s Analyses

36. With respect to Centerview’s “Selected Public Company Analysis,” the Solicitation Statement fails to disclose the financial metrics of each company Centerview observed in its analysis, including each company’s enterprise value and EBITDA.

37. The Solicitation Statement fails to disclose the following concerning Centerview’s “Selected Precedent Transactions Analysis”: (1) the closing date of each transaction; and (2) the value of each transaction.

38. The Solicitation Statement fails to disclose the following concerning Centerview’s “Discounted Cash Flow Analysis”: (1) the individual inputs and assumptions underlying the (i) discount rates ranging from 7.25% to 8.50%, and (ii) perpetuity growth rates ranging from 2.5% to 3.5%; (2) the terminal values of the Company; (3) Cerner’s estimated net debt as of December 31, 2021; and (4) the number of fully-diluted outstanding Company shares as of December 16, 2021.

39. The Solicitation Statement fails to disclose the following concerning Centerview’s “Analyst Price Targets” analysis: (1) the individual price targets observed by Centerview in its analysis; and (2) the sources thereof.

3.	Material Omissions Concerning Potential Conflicts of Interest Involving Centerview

40. The Solicitation Statement omits material information concerning potential conflicts of interest involving Centerview.

41. The Solicitation Statement provides that, “[d]uring the two year period ended December 20, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by the Significant Shareholder2 or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation.”

[2]	The Solicitation Statement defines the “Significant Shareholder” as Lawrence Ellison, the Chairman and Chief Technology Officer of Oracle.

42. Yet, the Solicitation Statement fails to disclose the timing and nature of the past services Centerview and/or its affiliates provided the Significant Shareholder and/or its affiliates, including the amount of compensation Centerview received or expects to receive for providing each service within the past two years of the date of its fairness opinion.

43. Disclosure of a financial advisor’s compensation and potential conflicts of interest to shareholders is required due to their central role in the evaluation, exploration, selection, and implementation of strategic alternatives and the rendering of any fairness opinions. Disclosure of a financial advisor’s potential conflicts of interest may inform shareholders on how much weight to place on that analysis.

44. The omission of the above-referenced information renders the Solicitation Statement materially incomplete and misleading. This information, if disclosed, would significantly alter the total mix of information available to the Company’s shareholders.

COUNT I

For Violations of Section 14(e) of the Exchange Act

Against All Defendants

45. Plaintiff repeats and re-alleges each and every allegation contained in the foregoing paragraphs as if fully set forth herein.

46. Section 14(e) of the Exchange Act states, in relevant part:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

47. During the relevant period, Defendants, individually and in concert, directly or indirectly, disseminated or approved the false and misleading Solicitation Statement specified above, which failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in violation of Section 14(e) of the Exchange Act.

48. Each of the Individual Defendants, by virtue of their positions within the Company as officers and/or directors, were aware of materially false and/or misleading and/or omitted information but failed to disclose such information, in violation of Section 14(e) of the Exchange Act. Defendants, by use of the mails and means and instrumentalities of interstate commerce, solicited and/or permitted the use of their names to file and disseminate the Solicitation Statement with respect to the Proposed Transaction.

49. The false and misleading statements and omissions in the Solicitation Statement are material in that a reasonable shareholder would consider them important in deciding whether to tender their shares in connection with the Proposed Transaction.

50. Defendants acted knowingly or with deliberate recklessness in filing or causing the filing of the materially false and misleading Solicitation Statement.

51. By reason of the foregoing, Defendants violated Section 14(e) of the Exchange Act.

52. Because of the false and misleading statements in the Solicitation Statement, Plaintiff is threatened with irreparable harm.

COUNT II

For Violations of Section 14(d)(4) of the Exchange Act and Rule 14d-9 Promulgated Thereunder

Against All Defendants

53. Plaintiff repeats and re-alleges each and every allegation contained in the foregoing paragraphs as if fully set forth herein.

54. Defendants caused the Solicitation Statement to be issued with the intent to solicit shareholder support for the Proposed Transaction.

55. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers. Specifically, Section 14(d)(4) states, in relevant part:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

56. SEC Rule 14d-9(d), adopted to implement Section 14(d)(4) of the Exchange Act, states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

57. In accordance with SEC Rule 14d-9, Item 8 of Schedule 14D-9 requires that a company:

Furnish such additional material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.

58. During the relevant period, Defendants, individually and in concert, directly or indirectly, disseminated or approved the false and misleading Solicitation Statement specified above, which failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in violation of Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9.

59. Each of the Individual Defendants, by virtue of their positions within the Company as officers and/or directors, were aware of materially false and/or misleading and/or omitted information but failed to disclose such information, in violation of Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9. Defendants, by use of the mails and means and instrumentalities of interstate commerce, solicited and/or permitted the use of their names to file and disseminate the Solicitation Statement with respect to the Proposed Transaction.

60. Defendants acted knowingly or with deliberate recklessness in filing the materially false and misleading Solicitation Statement which omitted material information.

61. The false and misleading statements and omissions in the Solicitation Statement are material in that a reasonable shareholder would consider them important in deciding whether to tender their shares in connection with the Proposed Transaction.

COUNT III

Violations of Section 20(a) of the Exchange Act

Against the Individual Defendants

62. Plaintiff repeats and re-alleges each and every allegation contained in the foregoing paragraphs as if fully set forth herein.

63. The Individual Defendants acted as control persons of the Company within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their senior positions as officers and/or directors of the Company and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the false and misleading Solicitation Statement.

64. Each of the Individual Defendants was provided with or had unlimited access to copies of the Solicitation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected. As officers and/or directors of a publicly owned company, the Individual Defendants had a duty to disseminate accurate and truthful information with respect to the Solicitation Statement, and to correct promptly any public statements issued by the Company which were or had become materially false or misleading.

65. In particular, each of the Individual Defendants had direct and supervisory involvement in the operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations as alleged herein, and exercised the same. The Individual Defendants were provided with or had unlimited access to copies of the Solicitation Statement and had the ability to prevent the issuance of the statements or to cause the statements to be corrected. The Solicitation Statement at issue contains the recommendation of the Individual Defendants to tender their shares pursuant to the Proposed Transaction. Thus, the Individual Defendants were directly involved in the making of the Solicitation Statement.

66. In addition, as the Solicitation Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Proposed Transaction. The Solicitation Statement purports to describe the various issues and information that they reviewed and considered—descriptions which had input from the Individual Defendants.

67. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

68. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Sections 14(e), 14(d)(4), and Rule 14d-9 promulgated thereunder, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, the Individual Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Defendants’ conduct, the Company’s shareholders will be irreparably harmed.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Preliminarily and permanently enjoining Defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction and the tender offer in connection with the Proposed Transaction, unless and until Defendants disclose and disseminate the material information identified above to the Company’s shareholders;

B. In the event Defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding Plaintiff rescissory damages;

C. Declaring that Defendants violated Sections 14(e), 14(d)(4), and 20(a) of the Exchange Act, and Rule 14d-9 promulgated thereunder;

D. Awarding Plaintiff reasonable costs and expenses incurred in this action, including counsel fees and expenses and expert fees; and

E. Granting such other and further relief as the Court may deem just and proper.

JURY TRIAL DEMANDED

Plaintiff hereby demands a trial by jury.

Dated: January 24, 2022	Respectfully submitted,
HALPER SADEH LLP

	By:	/s/ Daniel Sadeh
Daniel Sadeh, Esq.
Zachary Halper, Esq. (to be admitted pro hac vice)

667 Madison Avenue, 5th Floor
New York, NY 10065
Telephone: (212) 763-0060
Facsimile: (646) 776-2600

Email: sadeh@halpersadeh.com zhalper@halpersadeh.com

Counsel for Plaintiff